Exhibit 4.1

ERP OPERATING LIMITED PARTNERSHIP,

as Issuer,

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION
(as successor in interest to Bank One Trust Company, NA,
as successor to The First National Bank of Chicago),

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of August 23, 2006

3.85% Exchangeable Senior Notes due 2026

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) is entered into as of August 23, 2006 among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (the “Partnership” or “Issuer”), having its principal offices at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (as successor in trust to Bank One Trust Company, NA, as successor to The First National Bank of Chicago), a bank duly organized and existing under the laws of the United States, as Trustee hereunder (the “Trustee”), having a Corporate Trust Office at 227 West Monroe Street, Suite 2600, Chicago, Illinois 60606, Attention: Worldwide Securities Services.

WHEREAS, the Issuer and the Trustee entered into that certain Indenture, dated as of October 1, 1994 (the “Original Indenture”), and the First Supplemental Indenture thereto, dated as of September 9, 2004 (the “First Supplemental Indenture”), relating to the Issuer’s senior debt securities;

WHEREAS, pursuant to Section 901 of the Indenture, the Issuer and the Trustee may enter into supplemental indentures to establish the terms and provisions of a series of Securities issued pursuant to the Indenture;

WHEREAS, pursuant to Section 301 of the Indenture, the Issuer desires to establish the terms of a series of Securities entitled the 3.85% Exchangeable Senior Notes due 2026” of the Partnership (the “Notes”);

WHEREAS, the Issuer desires under this Second Supplemental Indenture to provide for exchange rights in respect of the Notes on the terms herein set forth; and

WHEREAS, the Issuer and the Trustee have duly authorized the execution and delivery of this Second Supplemental Indenture to establish the terms of the Notes set forth herein, have done all things necessary to make this Second Supplemental Indenture (together with the Original Indenture and the First Supplemental Indenture, the “Indenture”) a valid agreement of the parties hereto, in accordance with its terms, and the Issuer has complied with all covenants and conditions precedent to the execution and delivery of this Second Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Securities, the Issuer and the Trustee agree as follows:

ARTICLE ONE
DEFINITIONS

Section 1.01.          Definitions.  Capitalized terms used in this Second Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Original Indenture or in the form of Note attached as Exhibit A hereto.

“Additional Notes” has the meaning provided in Section 2.02 hereof.

“Additional Shares” has the meaning specified in Section 2.10.

“Applicable Exchange Period” means, with respect to an exchange of Notes, the 10 consecutive Trading Day period commencing on the third Trading Day following the date the Notes are tendered for exchange.

“Average Price” means, with respect to an exchange of Notes, an amount equal to the average of the Closing Sale Prices of Company Common Shares for each Trading Day in the Applicable Exchange Period.

“Base Exchange Rate” has the meaning specified in Section 2.14.

“Business Day” means, with respect to any Note, any day, other than a Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

“Change in Control” means the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of the Company Common Shares are exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% shares of common stock (or depositary receipts or other certificates representing common equity interests) that are (1) listed on, or immediately after consummation of such transaction or event will be listed on, a United States national securities exchange or (2) approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq Global Market or any similar United States system of automated dissemination of quotations of securities prices.

“Change in Control Purchase Date” has the meaning provided in Section 2.09 hereof.

“Change in Control Purchase Notice” has the meaning provided in Section 2.09 hereof.

“Change in Control Purchase Price” has the meaning provided in Section 2.09 hereof.

“Closing Sale Price” of the Company Common Shares or other capital stock or similar equity interests or other publicly traded securities on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal U.S. securities exchange on which the Company Common Shares or such other capital stock or similar equity interests or other securities are traded or, if the Company Common Shares or such other capital stock or similar equity interests or other securities are not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market or by the National Quotation Bureau Incorporated or another established over-the-counter trading market in the United States. The Closing Sale Price shall be determined without regard to after-hours trading or extended market making. In the absence of the foregoing, the Partnership shall determine the Closing Sale Price on such basis as it considers appropriate.

“Company” means Equity Residential, a Maryland real estate trust, or its successors.

“Company Common Shares” means common shares of beneficial interest, par value $0.01 per share, of the Company.

“Company Notice” has the meaning provided in Section 2.09 hereof.

“Daily Share Amount” has the meaning provided in Section 2.12 hereof.

“Declaration of Trust” means the Amended and Restated Declaration of Trust of the Company.

“Depositary” has the meaning provided in Section 2.03 hereof.

“Dividend Threshold Amount” has the meaning specified in Section 2.14.

“Effective Date” with respect to any Change in Control has the meaning specified in Section 2.10.

“Exchange Agent” means the office or agency designated by the Partnership where the Notes may be presented for exchange.

“Exchange Price” means, as of any date of determination, for $1,000 principal amount of Notes, the quotient obtained by dividing $1,000 by the Exchange Rate in effect as of such date, rounded to the nearest $0.01, with $0.005 rounded upward.

“Exchange Rate” means the number of Company Common Shares by reference to which the Exchange Value shall be determined, which shall be initially 16.3934 Company Common Shares for each $1,000 principal amount of Notes and as the same shall be adjusted from time to time in accordance with the provisions hereof and of the Notes.

“Exchange Value” means, for each $1,000 principal amount of Notes, the product of (a) the applicable Exchange Rate, multiplied by (b) the Average Price.

“Expiration Time” has the meaning specified in Section 2.14.

“interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

“Indenture” has the meaning provided in the preamble of this Second Supplemental Indenture.

“Interest Payment Date” has the meaning provided in Section 2.05 hereof.

“Net Amount” has the meaning provided in Section 2.12 hereof.

“Net Cash Amount” has the meaning provided in Section 2.12 hereof.

“Net Shares” has the meaning provided in Section 2.12 hereof.

“Notes” has the meaning provided in Section 2.01 hereof, shall include any Additional Notes and shall be substantially in the form attached as Exhibit A hereto.

“Optional Repurchase Date” has the meaning provided in Section 2.08 hereof.

“Optional Repurchase Notice” has the meaning provided in Section 2.08 hereof.

“Optional Repurchase Price” has the meaning provided in Section 2.08 hereof.

“Partnership” has the meaning specified in the first paragraph of this instrument until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Partnership” shall mean such successor Person.

“Principal Return” has the meaning provided in Section 2.12 hereof.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 2.07 hereof, the date fixed for such redemption in accordance with the provisions of Section 2.07 hereof.

“Redemption Price” has the meaning provided in Section 2.07 hereof.

“Regular Record Date” has the meaning provided in Section 2.05 hereof.

“Spin-Off” has the meaning specified in Section 2.14.

“Stock Price” has the meaning specified in Section 2.10.

“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if Company Common Shares are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which Company Common Shares are then listed or, if Company Common Shares are not then listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if Company Common Shares are not then quoted on the Nasdaq National Market, on the principal other market on which Company Common Shares are then traded.

“Trading Price” means, with respect to the Notes on any date of determination, the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Trustee for a $5,000,000 principal amount of Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by the Partnership, which may include one or more of the Underwriters or any successor to such entities.  If at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, then one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for a $5,000,000 principal amount of Notes from a nationally recognized securities dealer or, in the reasonable judgment of the Partnership, the bid quotations are not indicative of the secondary market value of the Notes, then the Trading Price per $1,000 principal amount of Notes shall be deemed to be less than 98% of the product of the Closing Sale Price of Company Common Shares and the Exchange Rate on such determination date.

“Underwriters” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (each, an “Underwriter”).

ARTICLE TWO
TERMS

Section 2.01.          Title.  The Notes shall constitute a series of Securities designated as the “3.85% Exchangeable Senior Notes due 2026” of the Partnership.

Section 2.02.          Aggregate Principal Amount.  The aggregate principal amount of Notes which may be authenticated and delivered under the Indenture is initially limited in aggregate principal amount to $650,000,000, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306 or 1107 of the Indenture and except for any Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered thereunder; provided that the Partnership may from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Securities (the “Additional Notes”), having the same terms and ranking equally and ratably with the Notes in all respects and with the same CUSIP number as the Notes, except for the difference in the issue price and interest accrued prior to the issue date of such Additional Notes, provided that such Additional Notes constitute part of the same issue as the Notes for U.S. federal income tax purposes.  Any Additional Notes will be treated as a single series with the Notes under the Indenture and shall have the same terms as to status, redemption, repurchase, exchange and otherwise as the Notes.

Section 2.03.          Registered Securities in Book-Entry Form.  The Notes shall be issuable in the form of one or more global Securities registered in the name of The Depository Trust Company’s nominee, and shall be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary”). The Notes may be surrendered for registration of transfer and for exchange at the office or agency of the Partnership or the Company (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Partnership or the Company for such purpose.

Section 2.04.          Stated Maturity of Principal.  The Stated Maturity of the principal of the Notes shall be August 15, 2026.

Section 2.05.          Interest.  The Notes shall bear interest at the rate of 3.85% per annum from August 23, 2006 or from the most recent Interest Payment Date to which interest has been paid or provided for, as the case may be, and will be payable semi-annually in arrears on February 15 and

August 15 of each year (each, an “Interest Payment Date”), commencing on February 15, 2007, until the principal thereof is paid or duly made available for payment, to the Persons in whose names such Notes are registered at the close of business on the February 1 or August 1 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (each, a “Regular Record Date”).  Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid (or commencing on and including August 23, 2006, if no interest has been paid) and ending on and including the day preceding such Interest Payment Date.  Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If the Partnership shall redeem the Notes in accordance with the provisions of Section 2.07 hereof, or if a Holder shall surrender a Note for repurchase by the Partnership in accordance with the provisions of Section 2.08 or 2.09 hereof, subject to the next succeeding sentence, accrued and unpaid interest (including Additional Interest, if any) shall be payable to each Holder that shall have surrendered such Note for redemption or repurchase, as the case may be. However, if an Interest Payment Date shall fall on or prior to the Redemption Date or Optional Repurchase Date or Change in Control Purchase Date, as the case may be, for a Note, accrued and unpaid interest (including Additional Interest, if any) due on such Interest Payment Date shall be payable instead to the Person in whose name such Note is registered at the close of business on the related Regular Record Date.

Section 2.06.          Place of Payment.  The principal of and the interest on and other amounts payable on the Notes shall be payable at the office or agency of the Company or the Partnership (including the Trustee) maintained for such purpose in the Borough of Manhattan, The City of New York in the manner specified in the Indenture.

Section 2.07.          Redemption.  The Partnership shall not have the right to redeem any Notes prior to August 18, 2011, except to preserve the Company’s status as a real estate investment trust.  If, at any time, the Partnership determines it is necessary to redeem the Notes in order to preserve the Company’s status as a real estate investment trust, the Partnership may, upon not less than 30 nor more than 60 days’ prior written notice by mail to the Holders of the Notes, redeem the Notes in whole or in part, for cash equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest (including Additional Interest, if any) accrued thereon up to, but excluding, the Redemption Date. In such case, the Partnership shall provide the Trustee with an Officers’ Certificate evidencing that the Board of Trustees of the Company has, in good faith, made the determination that it is necessary to redeem the Notes in order to preserve the Company’s status as a real estate investment trust, and such other documents as may be required under the Indenture.

The Partnership shall have the right to redeem the Notes, in whole or in part at any time or from time to time, on or after August 18, 2011 upon not less than 30 nor more than 60 days’ prior written notice by mail to the Holders of the Notes, at a redemption price (“Redemption Price”) for cash equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest (and Additional Interest, if any) accrued thereon up to, but excluding, the Redemption Date.

Notwithstanding the foregoing, the Partnership may not effectuate any redemption of the Notes unless (1) it elects to deliver solely cash in respect of the Exchange Value owing upon the exchange of the Notes or (2) at the time of notice of redemption to the Holders of the Notes sufficient Company Common Shares that have been registered for sale by the Company under the Securities Act are available to satisfy the Partnership’s election, if applicable, to deliver Net Shares upon the exchange of the Notes.

If less than all the Notes are to be redeemed and the Notes are not then held by the Depositary, the Trustee shall select the Notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis or by such other method the Trustee considers fair and appropriate.  The Trustee shall make the selection at least 30 days but not more than 60 days before the Redemption Date from Outstanding Notes not previously called for redemption.  Notes and portions of the principal amount thereof selected for redemption shall be in integral multiples of $1,000.  The Trustee shall notify the Partnership promptly of the Notes or portions of the principal amount thereof to be redeemed.  If the Trustee selects a portion of a Note for partial redemption and a Holder exchanges a portion of the same Note in accordance with the provisions of Section 2.11 hereof before termination of the exchange right with respect to the portion of the Note so selected, the exchanged portion of such Note shall be deemed to be from the portion selected for redemption.  Notes that have been exchanged during a selection of Notes to be redeemed shall be treated by the Trustee as Outstanding for the purpose of such selection.

In the event of any redemption in part, the Partnership shall not be required to: (i) issue or register the transfer or exchange of any Note during a period beginning at the opening of business 15 days before any selection of Notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed, or (ii) register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

In addition to those matters set forth in Section 1104 of the Indenture, a notice of redemption sent to the Holders of Notes to be redeemed in accordance with the provisions of the two preceding paragraphs shall state:

(a)           the name and address of the Paying Agent and Exchange Agent;

(b)           the then current Exchange Rate;

(c)           that Notes called for redemption may be exchanged at any time prior to the close of business on the second Business Day immediately preceding the Redemption Date; and

(d)           that Holders who wish to exchange Notes must comply with the procedures relating thereto specified in Section 2.13 hereof.

The Partnership or one of its Affiliates may, to the extent permitted by applicable law, at any time purchase Notes in the open market, by tender at any price or by private agreement.  Any Note purchased by the Partnership or its Affiliates, upon Partnership Request (x) after the date that is two years from the latest issuance of the Notes may, to the extent permitted by applicable law, be reissued or sold or may be surrendered to the Trustee for cancellation or (y) on or prior to the date referred to in clause (x), will be surrendered to the Trustee for cancellation.  Any Notes surrendered for cancellation may not be reissued or resold and will be canceled promptly.

Section 2.08.          Repurchase Rights.  A Holder of Notes shall have the right to require the Partnership to repurchase such Holder’s Notes, in whole or in part (in principal amounts of $1,000 or an integral multiple thereof), on each of August 18, 2011, August 15, 2016 and August 15, 2021 (each, an “Optional Repurchase Date”) for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest (including Additional Interest, if any) accrued thereon up to, but excluding, the Optional Repurchase Date (such amount, the “Optional Repurchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth below.

On or before to the 30th day prior to each Optional Repurchase Date, the Partnership shall provide a written notice by first-class mail to the Trustee, any Paying Agent and all Holders (and to beneficial owners as required by applicable law).  The notice shall include a form of Optional Repurchase Notice to be completed by the Holder and shall state:

(a)           the date by which the Optional Repurchase Notice must be delivered to the Paying Agent;

(b)           the Optional Repurchase Date;

(c)           the Optional Repurchase Price;

(d)           the name and address of the Trustee, the Paying Agent and the Exchange Agent;

(e)           that Notes must be surrendered to the Paying Agent to collect payment of the Optional Repurchase Price;

(f)            that the Optional Repurchase Price for any Note as to which an Optional Repurchase Notice has been duly given will be paid within two Business Days after the later of the Optional Repurchase Date or the time at which such Notes are surrendered to the Trustee or the Paying Agent for repurchase;

(g)           that, unless the Partnership defaults in making payment of the Optional Repurchase Price, interest on Notes surrendered for repurchase will cease to accrue on and after the Optional Repurchase Date;

(h)           that Notes in respect of which an Optional Repurchase Notice is provided by a Holder shall not be exchangeable in accordance with their terms even if otherwise exchangeable unless such Holder validly withdraws such Optional Repurchase Notice in accordance with the provisions of this Section 2.08; and

(i)            the CUSIP number of the Notes.

The Partnership shall also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the information specified in such notice or publish such information in a newspaper of general circulation in The City of New York or on the Company’s website, or through such other public medium as the Partnership shall deem appropriate at such time.

A Holder may exercise its rights specified in this Section 2.08 upon delivery of a written notice of repurchase (an “Optional Repurchase Notice”) to the Paying Agent during the period beginning at any time from the opening of business on the date that is 30 days prior to the applicable Optional Repurchase Date until the close of business on the third Business Day prior to such Optional Repurchase Date, stating:

(a)           if such Notes are in certificated form, the certificate number(s) of the Notes which the Holder will deliver to be repurchased;

(b)           the portion of the principal amount of the Notes to be repurchased, in integral multiples of $1,000, provided that the remaining principal amount of Notes is in an authorized denomination; and

(c)           that such Notes shall be repurchased pursuant to the applicable provisions hereof and the Notes.

The Paying Agent shall promptly notify the Partnership and the Company in writing of the receipt by it of any Optional Repurchase Notice.

Book-entry transfer of Notes in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Notes in certificated form, together with all necessary endorsements, to the Paying Agent shall be a condition to the receipt by the Holder of the Optional Repurchase Price therefor.  Holders electing to require the Partnership to repurchase Notes must effect such transfer or delivery to the Paying Agent prior to the Optional Repurchase Date to receive payment of the Optional Repurchase Price on or within two Business Days after the Optional Repurchase Date. The Partnership shall pay the Optional Repurchase Price within two Business Days after the later of the Optional Repurchase Date or the time of such transfer or delivery of the Notes.

An Optional Repurchase Notice may be withdrawn in whole or in part by a Holder by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the third Business Day prior to the Optional Repurchase Date specifying:

(a)           the Holder’s name;

(b)           the principal amount of Notes in respect of which the Optional Repurchase Notice is being withdrawn, which must be an integral multiple of $1,000;

(c)           if the Notes subject to the notice of withdrawal are in certificated form, the certificate number(s) of all Notes subject to the notice of withdrawal; and

(d)           the principal amount of Notes, if any, that remains subject to the Optional Repurchase Notice, which must be an integral multiple of $1,000.

If Notes subject to the notice of withdrawal are in book-entry form, the above notices must also comply with the applicable procedures of the Depositary.

On or before 10:00 a.m. (New York City time) on the Optional Repurchase Date, the Partnership shall deposit with the Paying Agent (or if the Partnership or an Affiliate of the Partnership is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Optional Repurchase Price of the Notes to be repurchased pursuant to this Section 2.08. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Optional Repurchase Price of such Notes on the Optional Repurchase Date, then on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue, and all rights of the Holder of such Notes shall terminate (other than the right to receive the Optional Repurchase Price after delivery or transfer of the Notes to the Trustee or the Paying Agent for such purpose).  Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.  To the extent that the aggregate amount of cash deposited by the Partnership hereunder exceeds the aggregate Optional Repurchase Price, then, promptly after the Optional Repurchase Date, the Trustee or Paying Agent, as the case may be, shall return any such excess cash to the Partnership.

Notwithstanding the foregoing, no Notes may be repurchased by the Partnership in accordance with the provisions of this Section 2.08 if there has occurred and is continuing an Event of Default with respect to the Notes (other than a default in the payment of the Optional Repurchase Price).

To the extent legally required in connection with a repurchase of Notes, the Partnership shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file with the Commission a Schedule TO or any other schedule required under the Exchange Act.

The Partnership may arrange for a third party to purchase Notes for which the Partnership has received a valid Optional Repurchase Notice that has not been properly withdrawn, in the manner and otherwise in compliance with the requirements set forth herein and in the Notes. If a third party purchases any Notes under such circumstances, then interest will continue to accrue on the Notes and such Notes will continue to be Outstanding after the Optional Repurchase Date for all purposes of the Indenture and will be fungible with all other Notes then Outstanding. The Trustee or Paying Agent, as applicable, are hereby authorized to take actions upon Partnership Request to effect such purchase upon delivery by the Partnership to the Trustee or Paying Agent of such documents as may be required under the Indenture.

Section 2.09.          Repurchase at Option of Holders upon a Change in Control.  If a Change in Control occurs at any time prior to August 18, 2011, a Holder of Notes shall have the right to require the Partnership to repurchase such Holder’s Notes, in whole or in part (in principal amounts of $1,000 or an integral multiple thereof) for cash equal to 100% of the principal amount of the Notes to be repurchased, plus unpaid interest (including Additional Interest, if any) accrued thereon up to, but excluding, the Change in Control Purchase Date (such amount, the “Change in Control Purchase Price”), subject to satisfaction by or on behalf of the Holder of the requirements set forth below.  If a Change in Control occurs on or after August 18, 2011, Holders of Notes will not have any right to require the Partnership to repurchase its Notes, except in accordance with Section 2.08.

Within 20 days after the occurrence of a Change in Control, the Partnership shall mail a written notice of the particular Change in Control and of the repurchase right arising as a result of such Change in Control (the “Company Notice”) by first-class mail to the Trustee, any Paying Agent and to each Holder (and to beneficial owners as required by applicable law).  The notice shall include a form of Change in Control Purchase Notice to be completed by the Holder and shall state:

(a)           briefly, the events causing a Change in Control and the date of such Change in Control;

(b)           the date by which the Change in Control Purchase Notice must be delivered to the Paying Agent;

(c)           the date on which the Partnership will repurchase Notes upon a Change in Control, which must be not less than 15 days nor more than 30 days after the date of the Company Notice (such date, the “Change in Control Purchase Date”);

(d)           the Change in Control Purchase Price;

(e)           the name and address of the Trustee, the Paying Agent and the Exchange Agent;

(f)            that Notes in respect of which a Change in Control Purchase Notice is provided by a Holder shall not be exchangeable unless such Holder validly withdraws such Change in Control Purchase Notice in accordance with the provisions of this Section 2.09;

(g)           that Notes must be surrendered to the Paying Agent to collect payment of the Change in Control Purchase Price;

(h)           that the Change in Control Purchase Price for any Note as to which a Change in Control Purchase Notice has been duly given will be paid within two Business Days after the later of the Change in Control Purchase Date or the time at which such Notes are surrendered for repurchase;

(i)            that, unless the Partnership defaults in making payment of the Change in Control Purchase Price, interest on Notes surrendered for repurchase will cease to accrue on and after the Change in Control Purchase Date; and

(j)            the CUSIP number of the Notes.

The Partnership shall also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of such Change in Control or publish such information in a newspaper of general circulation in The City of New York or on the Company’s website, or through such other public medium as the Partnership shall deem appropriate at such time.

A Holder may exercise its rights specified in this Section 2.09 upon delivery of a written notice of such Holder’s exercise of its repurchase right (a “Change in Control Purchase Notice”) to the Trustee (or any Paying Agent), at any time prior to the close of business on the third Business Day prior to the Change in Control Purchase Date, stating:

(a)           if such Notes are in certificated form, the certificate number(s) of the Notes which the Holder will deliver to be repurchased;

(b)           the portion of the principal amount of the Notes to be repurchased, in multiples of $1,000, provided that the remaining principal amount of Notes is in an authorized denomination; and

(c)           that such Note shall be repurchased pursuant to the applicable provisions hereof and of the Notes.

The Trustee or any Paying Agent shall promptly notify the Partnership and the Company in writing of the receipt by it of any Change in Control Purchase Notice.

Book-entry transfer of Notes in book-entry form in compliance with appropriate procedures of the Depositary or delivery of Notes in certificated form (together with all necessary endorsements) to the Paying Agent shall be a condition to the receipt by the Holder of the Change in Control Purchase Price therefor.  Holders electing to require the Partnership to repurchase Notes must effect such transfer or delivery to the Paying Agent prior to the Change in Control Purchase Date to receive payment of the Change in Control Purchase Price on or within two Business Days after the Change in Control Purchase Date. The Partnership shall pay the Change in Control Purchase Price within two Business Days after the later of the Change in Control Purchase Date or the time of such transfer or delivery of the Notes.

A Change in Control Purchase Notice may be withdrawn in whole or in part by a Holder by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the third Business Day prior to the Change in Control Purchase Date specifying:

(a)           the Holder’s name;

(b)           the principal amount of Notes in respect of which the Change in Control Purchase Notice is being withdrawn, which must be an integral multiple of $1,000;

(c)           if the Notes subject to the notice of withdrawal are in certificated form, the certificate number(s) of all Notes subject to the notice of withdrawal; and

(d)           the principal amount of Notes, if any, that remains subject to the Change in Control Purchase Notice, which must be an integral multiple of $1,000.

If Notes subject to the notice of withdrawal are in book-entry form, the above notices must also comply with the applicable procedures of the Depositary.

On or before 10:00 a.m. (New York City time) on the second Business Day following the Change in Control Purchase Date, the Partnership shall deposit with the Paying Agent (or if the Partnership or an Affiliate of the Partnership is acting as the Paying Agent, shall segregate and hold in trust) money sufficient to pay the aggregate Change in Control Purchase Price of the Notes to be repurchased pursuant to this Section 2.09. If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Change in Control Purchase Price of such Notes on the Change in Control Purchase Date, then, on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue and all rights of the Holders of such Notes shall terminate (other than the right to receive the Change in Control Purchase Price after delivery or transfer of the Notes).  Such will be the case whether or not book-entry transfer of the Notes in book-entry form is made and whether or not Notes in certificated form, together with the necessary endorsements, are delivered to the Paying Agent.  To the extent that the aggregate amount of cash deposited by the Partnership hereunder exceeds the aggregate Change in Control Purchase Price, then, promptly after the Change in Control Purchase Date, upon Partnership Request, the Trustee or Paying Agent, as the case may be, shall return any such excess cash to the Partnership.

Notwithstanding the foregoing, no Notes may be repurchased by the Partnership in accordance with the provisions of this Section 2.09 if there has occurred and is continuing an Event of Default with respect to the Notes (other than a default in the payment of the Change in Control Purchase Price).

To the extent legally required in connection with a repurchase of Notes, the Partnership shall comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file with the Commission a Schedule TO or any other required schedule under the Exchange Act.

The Partnership may arrange for a third party to purchase Notes for which the Partnership has received a valid Change in Control Purchase Notice that has not been properly withdrawn, in the manner and otherwise in compliance with the requirements set forth herein and in the Notes. If a third party purchases any Notes under such circumstances, then interest will continue to accrue on the Notes and such Notes will continue to be Outstanding after the Change in Control Purchase Date for all purposes of the Indenture and will be fungible with all other Notes then Outstanding. The Trustee or Paying Agent, as applicable, are hereby authorized to take actions upon Partnership Request to effect such purchase upon delivery by the Partnership to the Trustee or Paying Agent of such documents as may be required under the Indenture.

Section 2.10.          Make Whole Amount.  If a Change in Control occurs prior to August 18, 2011 and a Holder elects to exchange its Notes in connection with such Change in Control pursuant to Section 2.11(d), the Partnership shall increase the applicable Exchange Rate for such Notes surrendered for exchange by a number of additional Company Common Shares (the “Additional Shares”) as specified below.  An exchange of Notes shall be deemed for these purposes to be “in connection with” such a Change in Control if the notice of exchange of the Notes is received by the Exchange Agent on any date from and including the date that is the Effective Date (as defined below) of such Change in Control up to and including the 30th Business Day following the Effective Date of such Change in Control.

The number of Additional Shares will be determined by reference to the table below and is based on the date on which such Change in Control transaction becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid per Company Common Share in such Change in Control transaction.  If holders of Company Common Shares receive only cash in a Change in Control transaction, the Stock Price shall be the cash amount paid per Company Common Share.  In all other cases, the Stock Price shall be the average of the Closing Sale Prices of Company Common Shares on the 10 consecutive Trading Days up to but excluding the Effective Date.

The Stock Prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the Exchange Rate of the Notes is adjusted.  The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Exchange Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Exchange Rate as so adjusted.  In addition, the number of Additional Shares will be subject to adjustment in the same manner as the Exchange Rate in accordance with the provisions of Section 2.14 hereof.

The following table sets forth the Stock Price and number of Additional Shares to be received per $1,000 principal amount of Notes:

Effective	Stock Price
Date	$47.64	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00
August 23, 2006	4.5973	2.1819	1.2716	0.7948	0.5353	0.3858	0.2145	0.1438
August 15, 2007	4.5973	2.0534	1.1280	0.6666	0.4289	0.2998	0.1637	0.1096
August 15, 2008	4.5973	1.8779	0.9466	0.5144	0.3104	0.2089	0.1145	0.0767
August 15, 2009	4.5973	1.6313	0.7100	0.3347	0.1837	0.1212	0.0691	0.0463
August 15, 2010	4.5973	1.2502	0.3850	0.1335	0.0694	0.0507	0.0320	0.0211
August 18, 2011	4.5973	0.2733	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Prices and Effective Dates may not be set forth on the table, in which case:

(a)           if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two dates in the table, the Additional Shares will be determined by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(b)           if the Stock Price is equal to or in excess of $150.00 per Company Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be issued upon an exchange of Notes; and

(c)           if the Stock Price is less than $47.64 per Company Common Share (subject to adjustment as specified in the second preceding paragraph), no Additional Shares will be issued upon an exchange of Notes.

Notwithstanding the foregoing, in no event shall the total number of Company Common Shares issuable upon an exchange of Notes exceed 20.9907 shares per $1,000 principal amount of Notes, subject to adjustment in the same manner as the Exchange Rate pursuant to Section 2.14 hereof.

Section 2.11.          Exchange Rights.

Subject to the restrictions on ownership of Company Common Shares as set forth in Section 2.15 hereof and to the conditions set forth herein, Holders may surrender their Notes for exchange for cash and, if applicable, Company Common Shares or, at the Partnership’s option, cash in lieu of all or any portion of such Company Common Shares, at the applicable Exchange Rate prior to the close of business on the second Business Day immediately preceding the Stated Maturity of the Notes at any time on or after August 15, 2025 and also under any of the circumstances set forth in this Section 2.11.

(a)  Exchange Upon Satisfaction of Market Price Condition. A Holder may surrender any of its Notes for exchange during any calendar quarter beginning after September 30, 2006 (and only during such calendar quarter) if, and only if, the Closing Sale Price of Company Common Shares for at least 20 Trading Days (whether or not consecutive) in the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is more than 130% of the Exchange Price per Company Common Share in effect on the applicable Trading Day.  The Board of Trustees of the Company shall make appropriate adjustments, in its good faith determination, to account for any adjustment to the Exchange Rate that becomes effective, or any event requiring an adjustment to the Exchange Rate where the ex-dividend date of the event occurs, during that 30 consecutive Trading Day period.

(b)  Exchange Upon Satisfaction of Trading Price Condition. A Holder may surrender any of its Notes for exchange during the five consecutive Trading Day period following any ten consecutive Trading Day period in which the Trading Price per $1,000 principal amount of Notes (as determined following a reasonable request by a Holder of the Notes) was less than 98% of the product of the Closing Sale Price of Company Common Shares multiplied by the Exchange Rate.

The Trustee shall have no obligation to determine the Trading Price of the Notes unless the Partnership shall have requested such determination, and the Partnership shall have no obligation to make such request unless a Holder provides the Partnership with written reasonable evidence that the Trading Price per $1,000 principal amount of the Notes would be less than 98% of the product of the Closing Sale Price of Company Common Shares and the Exchange Rate, whereupon the Partnership shall instruct the Trustee to determine the Trading Price of the Notes beginning on the next Trading Day and on each successive Trading Day until the Trading Price is greater than or equal to 98% of the product of the Closing Sale Price of Company Common Shares and the Exchange Rate.

(c)  Exchange Upon Notice of Redemption. A Holder may surrender for exchange any of the Notes called for redemption at any time prior to the close of business on the second Business Day prior to the Redemption Date, even if the Notes are not otherwise exchangeable at such time.  The right to exchange Notes pursuant to this clause (c) will expire after the close of business on the second Business Day prior to the Redemption Date unless the Partnership defaults in making the payment due upon redemption.  A Holder may exchange fewer than all of its Notes so long as the Notes exchanged are an integral multiple of $1,000 principal amount and the remaining principal amount of Notes is in an authorized denomination. However, if a Holder has already delivered an Optional Repurchase Notice or a Change in Control Purchase Notice with respect to a Note, such Holder may not surrender such Note for exchange until it has withdrawn such notice in accordance with the applicable provisions of Section 2.08 or 2.09 hereof, as the case may be.

(d)  Exchange Upon Specified Transactions. If the Company elects to:

(i)            distribute to all holders of Company Common Shares rights entitling them to purchase, for a period expiring within 45 days, Company Common Shares at less than the Closing Sale Price of Company Common Shares on the Trading Day immediately preceding the declaration date of the distribution; or

(ii)           distribute to all holders of Company Common Shares assets, debt securities or certain rights to purchase securities of the Partnership or the Company, which distribution has a per share value exceeding 15% of the Closing Sale Price of Company Common Shares on the Trading Day immediately preceding the declaration date of such distribution, the Partnership shall notify the Holders of the Notes in writing at least 20 days prior to the ex-dividend date for such distribution.  Following the giving of such notice, Holders may surrender their Notes for exchange at any time until the earlier of the close of business on the Business Day prior to the ex-dividend date or an announcement that such distribution will not take place; provided, however, that a Holder may not exercise this right to exchange if the Holder may participate, on an as-exchanged basis, in the distribution without an exchange of Notes. The ex-dividend date is the first date upon which a sale of the Company Common Shares does not automatically transfer the right to receive the relevant distribution from the seller of Company Common Shares to its buyer.

In addition, if the Partnership or the Company is party to a consolidation, merger or binding share exchange pursuant to which all of the Company Common Shares would be exchanged for cash, securities or other property that is not otherwise a Change in Control, a Holder may surrender Notes for exchange at any time from and including the date that is 15 Business Days prior to the Effective Date of the transaction up to and including five Business Days after the actual date of such transaction.  The Partnership shall notify the Holders as promptly as practicable following the date it publicly announces such transaction (but in no event less than 15 Business Days prior to the anticipated effective time of such transaction).

If a Change in Control occurs, a Holder will have the right to exchange its Notes at any time from and including the Effective Date of such transaction up to and including the 30th Business Day following the Effective Date of the transaction, provided that, if a Holder has already delivered an Optional Repurchase Notice or a Change in Control Purchase Notice with respect to a Note, such Holder may not surrender such Note for exchange until it has withdrawn such notice in accordance with the applicable provisions of Section 2.08 or 2.09 hereof, as the case may be. The Partnership will notify the Holders as promptly as practicable following the date that it publicly announces such Change in Control (but in no event later than five Business Days prior to the Effective Date of such Change in Control).

If the Partnership or the Company is a party to a consolidation, merger or binding share exchange pursuant to which all of the Company Common Shares are exchanged for cash, securities or other property, then at the Effective Date of the transaction any exchange of Notes and the Exchange Value will be based on, and determined by reference to, the kind and amount of cash, securities or other property that the Holder would have received if such Holder had exchanged its Notes for Company Common Shares immediately prior to the Effective Date of the transaction.  For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes Company Common Shares to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Company Common Shares that affirmatively make such an election. If a Change of Control occurs prior to August 18, 2011, the Partnership will adjust the Exchange Rate for Notes tendered for exchange in connection with such a Change in Control transaction, as described in Section 2.10 hereof.

(e)  Exchange Upon Delisting of Company Common Shares. A Holder of Notes may surrender any of its Notes for exchange at any time beginning on the first Business Day after the Company Common Shares have ceased to be listed on a U.S. national or regional securities exchange or quoted on the Nasdaq Global Market for a 30 consecutive Trading Day period.

Section 2.12.          Exchange Settlement.  Upon an exchange of Notes, the Partnership shall deliver, in respect of each $1,000 principal amount of Notes tendered for exchange in accordance with their terms:

(a)           cash in an amount (the “Principal Return”) equal to the lesser of (1) the principal amount of the Notes surrendered for exchange and (2) the Exchange Value, and

(b)           if the Exchange Value is greater than the Principal Return, an amount (the “Net Amount”) in cash or Company Common Shares with an aggregate value equal to the difference between the Exchange Value and the Principal Return.

The Partnership may elect to deliver any portion of the Net Amount in cash (the “Net Cash Amount”) or Company Common Shares, and any portion of the Net Amount the Partnership elects to deliver in Company Common Shares (the “Net Shares”) will be the sum of the Daily Share Amounts for each Trading Day during the Applicable Exchange Period.  Prior to the close of business on the second Trading Day following the date on which Notes are tendered for exchange, the Partnership shall inform the Holders of such Notes of its election to pay cash for all or a portion of the Net Amount and, if applicable, the portion of the Net Amount that will be paid in cash and the portion that will be delivered in the form of Net Shares.

The Partnership shall deliver cash in lieu of any fractional Company Common Shares issuable in connection with payment of the Net Shares based upon the Average Price.

The “Daily Share Amount” for each $1,000 principal amount of Notes and each Trading Day in the Applicable Exchange Period is equal to the greater of:

(a)           zero; and

(b)           a number of Company Common Shares determined by the following formula:

where

CSP means the Closing Sale Price of Company Common Shares on such Trading Day, and

ER means the applicable Exchange Rate

The Partnership will determine the Exchange Value, Principal Return, Net Amount, Net Cash Amount and the number of Net Shares, as applicable, promptly after the end of the Applicable Exchange Period.  The Partnership shall pay the Principal Return and cash in lieu of fractional shares, and deliver Net Shares or pay the Net Cash Amount, as applicable, no later than the third Business Day following the last Trading Day of the Applicable Exchange Period.

If the Partnership elects to deliver Company Common Shares in respect of any portion of the Exchange Value owing upon an exchange of Notes and the Partnership does not deliver a prospectus satisfying the requirements of the Securities Act relating to such shares in connection therewith, the Partnership agrees to issue to Holders additional settlement consideration of 0.03 Company Common Shares for each Company Common Share that would otherwise have been due upon exchange.  Any additional settlement consideration will be delivered at the time of the delivery of the Company Common Shares that are otherwise due upon exchange.

Section 2.13.          Exchange Procedures.  To exchange Notes, a Holder must satisfy the requirements set forth in this Section 2.13.

To exchange the Notes, a Holder must (a) complete and manually sign the irrevocable exchange notice on the reverse of the Note (or complete and manually sign a facsimile of such notice) and deliver such notice to the Exchange Agent at the office maintained by the Exchange Agent for such purpose, (b) with respect to Notes which are in certificated form, surrender the Notes to the Exchange Agent, or, if the Notes are in book-entry form, comply with the appropriate procedures of the Depositary, (c) furnish appropriate endorsements and transfer documents if required by the Exchange Agent, the Company or the Trustee and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which the applicable Notes shall have been tendered for exchange.

Notes in respect of which a Holder has delivered an Optional Repurchase Notice or Change in Control Purchase Notice may be exchanged only if such notice is timely withdrawn in accordance with the terms of Section 2.08 or Section 2.09, as the case may be.

In case any Note shall be surrendered for partial exchange, the Partnership shall execute and the Trustee shall authenticate and deliver to, or upon the written order of, the Holder of the Note so surrendered, without charge to such holder, a new Note or Notes in authorized denominations in an aggregate principal amount equal to the portion of the surrendered Notes not surrendered for exchange.  A Holder may exchange fewer than all of such Holder’s Notes so long as the Notes exchanged are an integral multiple of $1,000 principal amount.

Upon surrender of a Note for exchange by a Holder, such Holder shall deliver to the Partnership cash equal to the amount that the Partnership is required to deduct and withhold under applicable law in connection with the exchange; provided, however, if the Holder does not deliver such cash, the Partnership may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

Upon the exchange of an interests in a Note issued in the form of a global Security, the Trustee, as custodian for the Depositary and at the direction of the Trustee, shall make a notation on such global Security as to the reduction in the principal amount represented thereby.

Upon exchange of a Note, a Holder will not receive any cash payment representing accrued and unpaid interest on such Note, except as specified in the immediately preceding paragraph.  Instead, upon an exchange of Notes, the Partnership will deliver to tendering Holders only the consideration specified in Section 2.12. Delivery of cash and Company Common Shares, if any, required by Section 2.12 upon an exchange of Notes will be deemed to satisfy the Partnership’s obligation to pay the principal of the Notes and any accrued and unpaid interest. Accordingly, upon an exchange of Notes, any accrued and unpaid interest will be deemed paid in full rather than cancelled, extinguished or forfeited. In no event will the Exchange Rate be adjusted to account for accrued and unpaid interest on the Notes.

Holders of Notes at the close of business on a Regular Record Date for an interest payment will receive payment of interest payable on the corresponding Interest Payment Date notwithstanding the exchange of such Notes at any time after the close of business on the applicable Regular Record Date.  Notes tendered for exchange by a Holder after the close of business on any Regular Record Date for an interest payment and on or prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest that such Holder is to receive on such Notes on such Interest Payment Date; provided, however, that no such payment shall be required to be made (1) if such Notes have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date or (2) with respect to overdue interest, if any overdue interest exists at the time of exchange with respect to such Notes.

Upon exchange of a Note, the Partnership, if it elects to deliver Net Shares, will pay any documentary, stamp or similar issue or transfer tax due on the issue of the Net Shares upon such exchange unless the tax is due because the Holder requests the Net Shares to be issued or delivered to a Person other than the Holder, in which case the Holder must pay the tax due prior to the delivery of such Net Shares. Certificates representing Company Common Shares will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

A Holder of Notes, as such, shall not be entitled to any rights of a holder of Company Common Shares.  Such Holder shall only acquire such rights upon the delivery by the Partnership, at its option, of Net Shares in accordance with the provisions of Section 2.12 in connection with the exchange by a Holder of Notes.

If a Holder exchanges more than one Note at the same time, the number of Net Shares, if any, issuable upon the exchange shall be based on the total principal amount of the Notes surrendered for exchange.

The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued common stock a sufficient number of Company Common Shares to permit the exchange of the Notes at the applicable Exchange Rate.  Any Company Common Shares delivered upon an exchange of Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.

The Company shall endeavor promptly to comply with all federal and state securities laws regulating the issuance and delivery of Company Common Shares, if any, upon an exchange of Notes and shall cause to have listed or quoted all such Company Common Shares on each U.S. national securities exchange or over-the-counter or other domestic market on which the Company Common Shares are then listed or quoted.

Except as set forth herein, no other payment or adjustment for interest shall be made upon exchange of Notes.

The Partnership shall notify the Trustee as soon as reasonably practicable of the occurrence of any event specified in Section 2.11 that would enable Holders of Notes to exchange their Notes in accordance with their terms and the terms of the Indenture.

Section 2.14.          Exchange Rate Adjustments.  The Exchange Rate shall be adjusted from time to time as follows:

(a)           If the Company issues Company Common Shares as a dividend or distribution on Company Common Shares to all holders of Company Common Shares, or if the Company effects a share split or share combination, the Exchange Rate will be adjusted based on the following formula:

ER1 = ER0 x OS1/OS0

where

ER0 =      the Exchange Rate in effect immediately prior to the adjustment relating to such event

ER1 =      the new Exchange Rate in effect taking such event into account

OS0 =     the number of Company Common Shares outstanding immediately prior to such event

OS1 =     the number of Company Common Shares outstanding immediately after such event.

Any adjustment made pursuant to this clause (a) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (a) is declared but not so paid or made, the new Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

(b)           If the Company issues to all holders of Company Common Shares any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Company Common Shares, or issues to all holders of Company Common Shares securities convertible into Company Common Shares for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per Company Common Share or a conversion price per Company Common Share less than the Closing Sale Price of Company Common Shares on the Business Day immediately preceding the time of announcement of such issuance, the Exchange Rate will be adjusted based on the following formula:

ER1 = ER0 x (OS0+X)/(OS0+Y)

where

ER0 =      the Exchange Rate in effect immediately prior to the adjustment relating to such event

ER1 =      the new Exchange Rate taking such event into account

OS0 =     the number of Company Common Shares outstanding immediately prior to such event

X =          the total number of Company Common Shares issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =          the number of Company Common Shares equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the Closing Sale Prices of Company Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (b), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Company Common Shares at less than the applicable Closing Sale Price of Company Common Shares, and in determining the aggregate exercise or conversion price payable for such Company Common Shares, there shall be taken into account any consideration received by the Company for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Trustees of the Company.  If any right, warrant, option, other security or convertible security described in this clause (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(c)           If the Company distributes shares of capital stock, evidences of indebtedness or other assets or property of the Company to all holders of Company Common Shares, excluding:

(i)            dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (a) or (b) above,

(ii)           dividends or distributions paid exclusively in cash, and

(iii)          Spin-Offs described below in this paragraph (c),

then the Exchange Rate will be adjusted based on the following formula:

ER1 =      ER0 x SP0/(SP0-FMV)

where

ER0 =      the Exchange Rate in effect immediately prior to the adjustment relating to such event

ER1 =      the new Exchange Rate taking such event into account

SP0 =      the average of the Closing Sale Prices of Company Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the earlier of the record date or the ex-dividend date for such distribution

FMV=     the fair market value (as determined in good faith by the Board of Trustees of the Company) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding Company Common Share on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the Exchange Rate made pursuant to the immediately preceding paragraph shall be made successively whenever any such distribution is made and shall become effective on the day immediately after the date fixed for the determination of holders of Company Common Shares entitled to receive such distribution.

If the Company distributes to all holders of Company Common Shares capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Company (a “Spin-Off”), the Exchange Rate in effect immediately before the close of business on the date fixed for determination of holders of Company Common Shares entitled to receive such distribution will be adjusted based on the following formula:

ER1 =      ER0 x (FMV0+MP0)/MP0

where

ER0 =      the Exchange Rate in effect immediately prior to the adjustment relating to such event

ER1 =      the new Exchange Rate taking such event into account

FMV0 =          the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Company Common Shares applicable to one Company Common Share over the first 10 consecutive Trading Days after the effective date of the Spin-Off

MP0 =            the average of the Closing Sale Prices of Company Common Shares over the first 10 consecutive Trading Days after the effective date of the Spin-Off.

An adjustment to the Exchange Rate made pursuant to the immediately preceding paragraph will occur on the 10th Trading Day from and including the effective date of the Spin-Off.

If any such dividend or distribution described in this clause (c) is declared but not paid or made, the new Exchange Rate shall be readjusted to be the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

(d)           The Exchange Rate will be adjusted on the basis of all cash dividends and distributions that the Company pays to all or substantially all holders of Company Common Shares in respect of any quarterly fiscal period based on the following formula:

ER1 = ER0 ×          SP0 - T

SP0 - C

where,

ER0 =              the Exchange Rate in effect immediately prior to the record date for such distribution (provided that if a distribution were to result in a downward adjustment to the Exchange Rate, ER0 shall mean the Exchange Rate in effect on, and calculated to, the record date for such distribution without regard to the limitation on the exchange rate set forth in paragraph (f) below and in such case, ER1 shall equal the lower of ER1 as calculated on such basis and the Exchange Rate determined in accordance with clause (f));

ER1 =              the Exchange Rate in effect immediately after the record date for such distribution;

SP0 =              the average of the Closing Sale Prices of Company Common Shares over the ten consecutive Trading Day period ending on the Business Day immediately preceding the record date for such distribution (or, if earlier, the “ex-date” relating to such distribution);

T =                  the Dividend Threshold Amount, which shall initially be $0.4425 per quarter and which amount shall be appropriately adjusted from time to time for any share dividends on, or subdivisions or combinations of, Company Common Shares; provided, that if an Exchange Rate Adjustment is required to be made as a result of a distribution that is not a quarterly dividend either in whole or in part, the Dividend Threshold Amount shall be deemed to be zero; and

C =                  the amount in cash per share that the Company distributes to holders of Company Common Shares in the applicable fiscal quarter.

Notwithstanding the foregoing, in no event will the Exchange Rate be adjusted pursuant to this clause (d) to a rate that is below the Base Exchange Rate.  The “Base Exchange Rate” at any time means the initial Exchange Rate of 16.3934 Company Common Shares per $1,000 principal amount of Notes as adjusted to the date of determination based on all adjustments to the Exchange Rate exclusive of adjustments to the Exchange Rate made pursuant to this clause (d).  Accordingly, if the Exchange Rate were to be increased following the payment of one or more cash dividends in a fiscal quarter in excess of the Dividend Threshold Amount, the Exchange Rate could thereafter be reduced if the Company were to pay one or more cash dividends in a subsequent fiscal quarter in an aggregate amount that is less than the Dividend Threshold Amount, provided that any such adjustment will not result in the Exchange Rate being reduced to a rate that is below the Base Exchange Rate.

An adjustment to the Exchange Rate made pursuant to this clause (d) shall become effective on the date immediately after the date fixed for the determination of holders of Company Common Shares entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (d) is declared but not so paid or made, the new Exchange Rate shall be readjusted to the Exchange Rate that would then be in effect if such dividend or distribution had not been declared.

(e)           If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Company Common Shares to the extent that the cash and value of any other consideration included in the payment per Company Common Share exceeds the Closing Sale Price of a Company Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the Exchange Rate will be adjusted based on the following formula:

ER1 = ER0 x (AC + (SP1 x OS1))/(SP1 x OS0)

where

ER0 =      the Exchange Rate in effect immediately prior to the adjustment relating to such event

ER1 =      the new Exchange Rate taking such event into account

AC =       the aggregate value of all cash and any other consideration (as determined by the Board of Trustees of the Company) paid or payable for Company Common Shares purchased in such tender or exchange offer

OS0 =     the number of Company Common Shares outstanding immediately prior to the date such tender or exchange offer expires

OS1 =     the number of Company Common Shares outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1 =      the average of the Closing Sale Prices of Company Common Shares for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the Exchange Rate, no adjustment to the Exchange Rate will be made.  For the avoidance of doubt, for purposes of this paragraph (e), the terms “tender offer” and “exchange offer” shall not include open market purchases of Company Common Shares at prevailing market prices by the Company or its Affiliate pursuant to the Company’s share repurchase programs.

Any adjustment to the Exchange Rate made pursuant to this clause (e) shall become effective on the date immediately following the Expiration Time.  If the Company or one of its subsidiaries is obligated to purchase Company Common Shares pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new

Exchange Rate shall be readjusted to be the Exchange Rate that would be in effect if such tender or exchange offer had not been made.

(f)            Notwithstanding the foregoing, in the event of an adjustment to the Exchange Rate pursuant to clause (d) or (e) above, in no event will the Exchange Rate exceed 20.9907 per $1,000 principal amount of Notes, subject to adjustment pursuant to clauses (a), (b) and (c) above.

(g)           If the Company has in effect a rights plan while any Notes remain Outstanding, Holders of Notes will receive, upon an exchange of Notes in respect of which the Partnership has elected to deliver Net Shares, in addition to such Net Shares, rights under the Company’s shareholder rights agreement unless, prior to exchange, the rights have expired, terminated or been redeemed or unless the rights have separated from the Company Common Shares. If the rights provided for in the rights plan adopted by the Company have separated from the Company Common Shares in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Notes would not be entitled to receive any rights in respect of Company Common Shares that the Partnership elects to deliver as Net Shares upon exchange of Notes, the Exchange Rate will be adjusted at the time of separation as if the Company had distributed to all holders of Company Common Shares capital stock, evidences of indebtedness or other assets or property pursuant to clause (c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. In lieu of any such adjustment, the Company may amend such applicable shareholder rights agreement to provide that upon an exchange of Notes the Holders will receive, in addition to Company Common Shares that the Partnership elects to deliver as Net Shares upon such exchange, the rights which would have attached to such Company Common Shares if the rights had not become separated from the Company Common Shares under such applicable shareholder rights agreement. To the extent that the Company adopts any future shareholder rights agreement, upon an exchange of Notes in respect of which the Partnership elects to deliver Company Common Shares as Net Shares, a Holder of Notes shall receive, in addition to such Company Common Shares, the rights under the future shareholder rights agreement whether or not the rights have separated from Company Common Shares at the time of exchange and no adjustment will be made in accordance with clause (c) or otherwise.

In addition to the adjustments pursuant to clauses (a) through (g) above, the Partnership may increase the Exchange Rate in order to avoid or diminish any income tax to holders of Company Common Shares resulting from any dividend or distribution of capital stock (or rights to acquire Company Common Shares) or from any event treated as such for income tax purposes. The Partnership may also, from time to time, to the extent permitted by applicable law, increase the Exchange Rate by any amount for any period if the Partnership has determined that such increase would be in the best interests of the Partnership or the Company.  If the Partnership makes such determination, it will be conclusive and Partnership will mail to the Trustee and the Holders of the Notes a notice of the increased Exchange Rate and the period during which it will be in effect at least fifteen (15) days prior to the date the increased Exchange Rate takes effect in accordance with applicable law.

If, in connection with any adjustment to the Exchange Rate as set forth in this Section 2.14 a Holder shall be deemed for U.S. federal tax purposes to have received a distribution or an Additional Interest payment, the Partnership may set off any withholding tax it or the Company reasonably believes it is required to collect with respect to any such deemed distribution or payment against cash payments of interest in accordance with the provisions of Section 2.05 hereof or from cash and Company Common Shares, if any, otherwise deliverable to a Holder upon an exchange of Notes in accordance with the provisions of Section 2.12 hereof or a redemption or repurchase of a Note in accordance with the provisions of Section 2.07, 2.08 or 2.09 hereof.

The Partnership will not make any adjustment to the Exchange Rate if Holders of the Notes are permitted to participate, on an as-exchanged basis, in the transactions described above.

Notwithstanding anything to the contrary contained herein, in addition to the other events set forth herein on account of which no adjustment to the Exchange Rate shall be made, the applicable Exchange Rate shall not be adjusted for:

(i)            the issuance of any Company Common Shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Partnership or those of the Company and the investment of additional optional amounts in Company Common Shares under any plan;

(ii)           the issuance of any Company Common Shares or options or rights to purchase those shares pursuant to any present or future employee, trustee or consultant benefit plan, employee agreement or arrangement or program of the Partnership or the Company;

(iii)          the issuance of any Company Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued;

(iv)          a change in the par value of Company Common Shares;

(v)           accumulated and unpaid dividends or distributions;

(vi)          as a result of a tender offer solely to holders of fewer than 100 Company Common Shares; and

(vii)         the issuance of limited partnership units by the Partnership and the issuance of Company Common Shares or the payment of cash upon redemption of such limited partnership units.

No adjustment in the Exchange Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Exchange Price. If the adjustment is not made because the adjustment does not change the Exchange Price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest 1/10,000th of a share.  Notwithstanding the foregoing, if the Notes are called for redemption, all adjustments not previously made will be made on the applicable Redemption Date.

Whenever the Exchange Rate is adjusted as herein provided, the Company or the Partnership shall as promptly as reasonably practicable file with the Trustee and any Exchange Agent other than the Trustee an Officers’ Certificate setting forth the Exchange Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such certificate, the Company or the Partnership shall prepare a notice of such adjustment of the Exchange Rate setting forth the adjusted Exchange Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Exchange Rate to the Holders of the Notes upon request within 20 Business Days of the Effective Date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

For purposes of this Section 2.14, the number of Company Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of Company Common Shares.

Notwithstanding anything in this Section 2.14 to the contrary, in no event shall the Exchange Rate be adjusted so that the Exchange Price would be less than $0.01.

Except as described in this Section 2.14, the Exchange Rate shall not be adjusted.

Section 2.15.          Ownership Limit; Withholding.  Notwithstanding any other provision of the Notes or the Indenture, no Holder of Notes shall be entitled to exchange such Notes for Company Common Shares to the extent that receipt of such shares would cause such Holder (together with such Holder’s Affiliates) to exceed the ownership limit contained in the Declaration of Trust of the Company as in effect from time to time.

At the Maturity of the principal of the Notes, whether at Stated Maturity or upon earlier redemption or repurchase of Notes or otherwise, and as otherwise required by law, the Partnership may deduct and withhold from the amount of consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

Section 2.16.          Satisfaction and Discharge.  The provisions of ARTICLE FOURTEEN of the Indenture shall not be applicable to the Notes.  The Partnership may satisfy and discharge its obligations under the Indenture by delivering to the Trustee for cancellation all Outstanding Notes or by depositing with the Trustee, the Paying Agent or the Exchange Agent, if applicable, after the Notes have become due and payable, whether on the date of the Stated Maturity of the principal amount of the Notes, any Redemption Date, Optional Repurchase Date or Change in Control Repurchase Date or upon exchange or otherwise, cash or Company Common Shares in accordance with the terms hereof sufficient to pay all of the Outstanding Notes and paying all other sums payable under the Notes and the Indenture in respect of the Notes.

Section 2.17.          Events of Default; Waiver of Past Defaults.

(a)           Subparagraph (4) of Section 501 of the Original Indenture is modified and amended for purposes of the Notes to read as follows:

“(4)         a default under any bond, debenture, note or other evidence of recourse indebtedness of the Partnership, or under any mortgage, indenture or other instrument of the Partnership (including a default with respect to Securities of any series other than the Notes) under which there may be issued or by which there may be secured any recourse indebtedness of the Partnership (or by any Subsidiary the repayment of which the Partnership has guaranteed or for which the Partnership is directly responsible or liable as obligor or guarantor), whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $50,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such indebtedness in an aggregate principal amount exceeding $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Partnership by the Trustee or to the Partnership and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes of a written notice specifying such default and requiring the Partnership to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder;”

(b)           Section 501 of the Original Indenture is further modified and amended for purposes of the Notes to add the following Events of Default:

“default in the delivery when due of the Exchange Value, on the terms set forth herein and in the Notes, upon exercise of a Holder’s exchange right in accordance with the terms hereof and of the Notes and the continuation of such default for 10 days;”

- and -

“failure of the Partnership to provide a Company Notice within 20 days after the occurrence of a Change in Control as provided in Section 2.09 of the Second Supplemental Indenture.”

(c)           Section 508 of the Original Indenture is modified and amended for purposes of the Notes to read as follows:

“SECTION 508.  Unconditional Right of Holders to Receive Principal, Interest and Exchange Value.  Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right which is absolute and unconditional to receive payment of the principal of, and (subject to Sections 305 and 307) interest on, and the Exchange Value owing upon exchange of, such Note on the respective Stated Maturity or Maturities specified in the Note (or, in the case of redemption, on the Redemption Date, in the case of repayment, on the Repayment Date or, in the case of an exchange, on the due date for the delivery of such Exchange Value specified in the Notes) and to institute suit for the enforcement of any such payment or delivery and such rights shall not be impaired without the consent of such Holder.

(d)           Section 513 of the Indenture is modified and amended for purposes of the Notes to add the following as clause (3):

(3)  “in respect of the failure by the Partnership to exchange any Notes in accordance with the provisions of this Indenture.”

Section 2.18.          Modification.

                New subparagraphs (4) and (5) are hereby added to Section 902 to read as follows:

“(4)           make any change that impairs or adversely affects the rights of a Holder to exchange Notes in accordance herewith, or

(5)           impair the right to institute suit for the enforcement of the delivery of the Exchange Value as required by the Indenture upon an exchange of Notes.”

Section 2.19.          Certain Covenants Not Applicable to the Notes.  The Notes shall not be entitled to the benefits of the covenants set forth in Sections 1004 and 1005 of the Indenture or the benefits of the covenants set forth in the First Supplemental Indenture.

Section 2.20.          Calculations in Respect of the Notes.  Except as otherwise specifically stated herein or in the Notes, all calculations to be made in respect of the Notes or the Exchange Rate shall be the obligation of the Partnership. All calculations made by the Partnership or its agent as contemplated pursuant to the terms hereof and of the Notes shall be made in good faith and be final and binding on the Partnership and the Holders absent manifest error. The Partnership shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Partnership without independent verification.  The Trustee shall forward calculations made by the Partnership it receives to any Holder of Notes upon request within 20 Business Days after the effective date of any adjustment.

Section 2.21.          Authorized Denominations.  The Notes shall be issued in denominations of $1,000 and integral multiples thereof and payments of principal of and interest on, the Notes shall be made in U.S. dollars.

Section 2.22.          Exchange Agent, Paying Agent and Securities Registrar.  J.P. Morgan Trust Company, National Association, is hereby appointed as Exchange Agent, Paying Agent and the Security Registrar for the Notes. The Security Register for the Notes will be maintained by the Security Registrar in a manner readily available to it in the Borough of Manhattan, The City of New York.  The rights, privileges, protections, immunities and benefits given to the Trustee pursuant to the Indenture, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities with respect to the Notes.

Section 2.23.          No Sinking Fund.  No sinking fund is provided for the Notes.

Section 2.24.          No Security Interest Created.  Nothing in this Indenture or in the Notes, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

ARTICLE THREE
FORM OF NOTES

Section 3.01.          Form of Notes.  The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the form set forth in Exhibit A hereto. Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of the Indenture, or as may be required by the Depositary or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Notes are subject.

ARTICLE FOUR
MISCELLANEOUS

Section 4.01.          Relation to Original Indenture.  This Second Supplemental Indenture supplements and amends the Original Indenture and the First Supplemental Indenture and shall be a part and subject to all the terms thereof. Except as supplemented and amended hereby, all of the terms, provisions and conditions of the Original Indenture and the First Supplemental Indenture and the Securities issued thereunder shall continue in full force and effect.

Section 4.02.          Concerning the Trustee.  The Trustee shall not be responsible for any recital herein as such recitals shall be taken as statements solely of the Issuer, or the validity of the execution by the Issuer of this Second Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this instrument or the terms of the Notes. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Second Supplemental Indenture as fully and with like force and effect as though fully set forth herein.

Section 4.03.          Effect of Headings.  The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

Section 4.04.          Counterparts.  This Second Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 4.05.          Governing Law.  This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

ERP OPERATING LIMITED
PARTNERSHIP, as Issuer of the Notes

By:	Equity Residential, its General Partner

By:	/s/ Donna Brandin
Name: Donna Brandin
Title: Executive Vice President and Chief Financial Officer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Janice Ott Rotunno
Name: Janice Ott Rotunno
Title: Vice President

Exhibit A

[FORM OF NOTE]

[Include only for Global Notes]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE THEREOF OR BY A NOMINEE THEREOF TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

NO. 1	PRINCIPAL AMOUNT

CUSIP NO. 26884A AV5	$650,000,000

ERP OPERATING LIMITED PARTNERSHIP

3.85% Exchangeable Senior Note due 2026

ERP Operating Limited Partnership, a limited partnership duly organized and existing under the laws of the State of Illinois (the “Issuer,” which term shall include any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of Six Hundred Fifty Million Dollars ($650,000,000) on August 15, 2026 unless redeemed, repurchased or exchanged prior to such date in accordance with the terms hereof and of the Indenture.

This Note shall bear interest as specified on the reverse hereof.  This Note is exchangeable for the consideration specified on the reverse hereof.  This Note is subject to redemption by the Issuer at its option and to repurchase by the Issuer at the option of the Holder as specified on the reverse hereof.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Note shall not be entitled to the benefits of the Indenture or be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by an authorized signatory.

Dated: August 23, 2006

ERP OPERATING LIMITED PARTNERSHIP
as Issuer

By: Equity Residential, its General Partner

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

ERP OPERATING LIMITED PARTNERSHIP

3.85% Exchangeable Senior Note due 2026

This Note is one of a duly authorized issue of notes, debentures, bonds, or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an Indenture, dated as of October 1, 1994 (as amended and supplemented by the First Supplemental Indenture, dated as of September 9, 2004, and the Second Supplemental Indenture, dated as of August 23, 2006, and as further amended or supplemented from time to time, the “Indenture”), duly executed and delivered by the Issuer to J.P. Morgan Trust Company, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), and reference is hereby made to the Indenture, and all modifications and amendments and indentures supplemental thereto relating to the Notes, for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer and the Holders of the Notes and the terms upon which the Notes are authenticated and delivered.  The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may accrue interest (if any) at different rates or formulas and may otherwise vary as provided in the Indenture.  This Note is one of a series of Securities designated as the “3.85% Exchangeable Senior Notes due 2026” of the Issuer, initially limited (except as permitted under the Indenture) in aggregate principal amount to $650,000,000. The Issuer may from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Securities (the “Additional Notes”), having the same terms and ranking equally and ratably with the Notes in all respects and with the same CUSIP number as the Notes, except for the difference in the issue price and interest accrued prior to the issue date of such Additional Notes, provided that such Additional Notes constitute part of the same issue as the Notes for U.S. federal income tax purposes.  Any Additional Notes will be treated as a single series with the Notes under the Indenture and shall have the same terms as to status, redemption, repurchase, exchange and otherwise as the Notes. Terms used herein without definition and which are defined in the Indenture have the meanings assigned to them in the Indenture.

1.             INTEREST

The Notes shall bear interest at the rate of 3.85% per annum from August 23, 2006 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on February 15 and August 15 of each year (each, an “Interest Payment Date”), commencing on February 15, 2007, until the principal hereof is paid or duly made available for payment.  Interest payable on each Interest Payment Date shall equal the amount of interest accrued for the period commencing on and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or commencing on and including August 23, 2006, if no interest has been paid or duly provided for) and ending on and including the day preceding such Interest Payment Date.  Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months

2.             METHOD OF PAYMENT

Except as provided in the Indenture, the Issuer shall pay interest on the Notes to the Persons who are Holders of record of Notes at the close of business (whether or not a Business Day) on the February 1 and August 1 immediately preceding the applicable Interest Payment Date (each, a “Regular Record Date”).  Holders must surrender Notes to a Paying Agent and comply with the other terms of the Indenture to collect the principal amount, Redemption Price, Optional Repurchase Price or Change in Control Purchase Price of the Notes, plus, if applicable, accrued and unpaid interest (including Additional Interest, if any) payable as herein provided at maturity, upon redemption at the Issuer’s option or repurchase at the Holder’s option.  The Issuer shall pay, in money of the United States that at the time of payment is legal tender for payment of public and private debts, all amounts due in cash with respect to the Notes on the dates and in the manner provided in this Note and the Indenture.

3.             PAYING AGENT, EXCHANGE AGENT AND SECURITY REGISTRAR

Initially, the Trustee shall act as Paying Agent, Exchange Agent and Security Registrar.  The Issuer hereby initially designates the Corporate Trust Office of the Trustee in New York, New York as the office to be maintained by it where this Note may be presented for payment, registration of transfer or exchange, where notices or demands to or upon the Issuer or Equity Residential in respect of this Note or the Indenture may be served and where the Notes may be surrendered for exchange in accordance with the provisions of paragraph 6 hereof and the Indenture.  The Issuer may appoint and change any Paying Agent, Exchange Agent, Security Registrar or co-registrar or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee.

4.             REDEMPTION BY THE ISSUER

The Issuer shall not have the right to redeem any Notes prior to August 18, 2011, except to preserve the status of Equity Residential as a real estate investment trust.  If the Issuer determines it is necessary to redeem the Notes in order to preserve the status of Equity Residential as a real estate investment trust, the Issuer may redeem the Notes then Outstanding, in whole or in part, at 100% of the principal amount of the Notes to be redeemed plus unpaid interest (including Additional Interest, if any) accrued thereon to, but excluding, the Redemption Date.

The Issuer shall have the right to redeem the Notes for cash, in whole or in part at any time or from time to time, on or after August 18, 2011 at 100% of the principal amount of the Notes to be redeemed plus unpaid interest accrued thereon to, but excluding, the Redemption Date (the “Redemption Price”).

Notice of redemption at the option of the Issuer shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at the Holder’s registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in integral multiples of $1,000 principal amount.

Notwithstanding the foregoing, the Issuer may not effectuate any redemption of the Notes unless (1) it elects to deliver solely cash in respect of the Exchange Value deliverable upon the exchange of the Notes or (2) sufficient Company Common Shares that have been registered for sale by the Company under the Securities Act are available to satisfy the Issuer’s election, if applicable, to deliver Net Shares upon the exchange of the Notes.

5.             OPTIONAL REPURCHASE RIGHTS;
REPURCHASE AT OPTION OF HOLDER UPON A CHANGE IN CONTROL

(a)           Subject to the terms and conditions of the Indenture, a Holder shall have the right to require the Issuer to repurchase all of its Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple thereof, on each of August 18, 2011, August 15, 2016 and August 15, 2021 (each, an “Optional Repurchase Date”) for cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to, but excluding, such Optional Repurchase Date (the “Optional Repurchase Price”), upon delivery to the Paying Agent of an Optional Repurchase Notice containing the information set forth in the Indenture, from the opening of business on the date that is 30 days prior to such Optional Repurchase Date until the close of business on the third Business Day prior to such Optional Repurchase Date and upon compliance with the other terms of the Indenture.

(b)           If a Change in Control occurs at any time prior to August 18, 2011, a Holder shall have the right, at such Holder’s option and subject to the terms and conditions of the Indenture, to require the Issuer to repurchase all or any of such Holder’s Notes having a principal amount equal to $1,000 or an integral multiple thereof on the date (the “Change in Control Purchase Date”) specified by the Issuer in the Company Notice (which date shall be no earlier than 15 days and no later than 30 days after the date of such Company Notice) for cash equal to the 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to, but excluding, the Change in Control Purchase Date (the “Change in Control Purchase Price”).

(c)           Holders have the right to withdraw any Optional Repurchase Notice or Change in Control Purchase Notice, as the case may be, by delivery to the Paying Agent of a written notice of withdrawal in accordance with the provisions of the Indenture.

(d)           If the Paying Agent holds, in accordance with the terms of the Indenture, money sufficient to pay the Optional Repurchase Price or Change in Control Purchase Price of such Notes on the Optional Repurchase Date or Change in Control Purchase Date, as the case may be, then, on and after such date, such Notes shall cease to be Outstanding and interest on such Notes shall cease to accrue, and all other rights of the Holder shall terminate (other than the right to receive the Optional Repurchase Price or Change in Control Purchase Price upon delivery or transfer of the Notes).

6.             EXCHANGE

The Notes shall be exchangeable into the consideration specified in the Indenture at such times, upon compliance with such conditions and upon the terms set forth in the Indenture.

The initial Exchange Rate shall be 16.3934 Company Common Shares per $1,000 principal amount of Notes, subject to adjustment in certain circumstances as specified in the Indenture.  Notes tendered for exchange by a Holder after the close of business on any Regular Record Date for an interest payment and on or prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest that such Holder is to receive on such Notes on such Interest Payment Date; provided, however, that no such payment shall be required (1) if such Notes have been called for redemption on a Redemption Date that is after such Regular Record Date and on or prior to such Interest Payment Date or (2) with respect to overdue interest, if any overdue interest exists at the time of exchange with respect to such Notes.

The Exchange Rate applicable to each Note a notice of exchange in respect of which is received by the Exchange Agent from and including the Effective Date of a Change in Control up to and including the 30th Business Day following the Effective Date of such Change in Control shall be increased by the number of Additional Shares specified in the Indenture.

To exchange this Note, the Holder must (a) complete and manually sign the irrevocable exchange notice set forth below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Exchange Agent at the office maintained by the Exchange Agent for such purpose, (b) if this Note is in certificated form, surrender such Note to the Exchange Agent, (c) furnish appropriate endorsements and transfer documents if required by the Exchange Agent, Issuer or the Trustee and (d) pay any transfer or similar tax, if required. The date on which the Holder satisfies all such requirements shall be deemed to be the date on which this Note shall have been tendered for exchange.

If the Holder has delivered an Optional Repurchase Notice or a Change in Control Purchase Notice requiring the Issuer to repurchase all or a portion of this Note pursuant to paragraph 5 hereof, then this Note (or portion hereof subject to such Optional Repurchase Notice or Change in Control Purchase Notice) may be exchanged only if the Optional Repurchase Notice or Change in Control Purchase Notice is withdrawn in accordance with the terms of the Indenture.

7.             RANKING

The Notes are senior unsecured obligations of the Issuer and shall rank pari passu in right of payment with all other senior unsecured indebtedness of the Issuer from time to time outstanding.

8.             DEFAULTED INTEREST

Except as otherwise specified herein or in the Indenture, any Defaulted Interest on this Note shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer as provided for in Section 307 of the Indenture.

9.             DENOMINATIONS; TRANSFER; EXCHANGE

This Note is issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.  This Note may be exchanged for a like aggregate principal amount of Notes of other authorized denominations at the office or agency of the Issuer in The City of New York, in the manner and subject to the limitations provided herein and in the Indenture, but without the payment of any charge except for any tax or other governmental charge imposed in connection therewith. Upon due presentment for registration of transfer of this Note at the office or agency of the Issuer in The City of New York, one or more new Notes of authorized denominations in an equal aggregate principal amount will be issued to the transferee in exchange therefor but without payment of any charge except for any tax or other governmental charge imposed in connection therewith.  In the event of any redemption in part, the Issuer shall not be required to: (i) issue or register the transfer or exchange of any Note during a period beginning at the opening of business 15 days before any selection of Notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed, or (ii) register the transfer or exchange of any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

10.           PERSONS DEEMED OWNERS

The Holder of this Note may be treated as the owner of this Note for all purposes, and none of the Issuer, the Trustee or any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary, except as required by law.

11.           DEFAULTS AND REMEDIES

If an Event of Default occurs and is continuing, the Trustee, or the Holders of not less than 25% in aggregate principal amount of the Notes at the time Outstanding, may declare the principal amount and any accrued and unpaid interest, of all the Notes to be due and payable in the manner and with the effect provided in the Indenture.

12.           CERTAIN COVENANTS NOT TO APPLY

The Notes shall not be entitled to the benefits of the covenants set forth in Sections 1004 and 1005 of the Indenture or the benefits of the covenants set forth in the First Supplemental Indenture.

13.           TRUSTEE AND AGENT DEALINGS WITH THE COMPANY

The Trustee, Paying Agent, Exchange Agent and Securities Registrar under the Indenture, each in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or their respective Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee, Paying Agent, Exchange Agent or Registrar.

14.           CALCULATIONS IN RESPECT OF THE NOTES

Except as otherwise specifically stated herein or in the Indenture, all calculations to be made in respect of the Notes shall be the obligation of the Issuer. All calculations made by the Issuer or its agent as contemplated pursuant to the terms hereof and of the Indenture shall be final and binding on the Issuer and the Holders absent manifest error. The Issuer shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Issuer without independent verification.  The Trustee shall forward calculations made by and received from the Issuer to any Holder of Notes upon request.

15.           GOVERNING LAW

The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                                                                                                                                                  .

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or Typewrite Name and Address

Including Postal Zip Code of Assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

Signature Guaranteed

NOTICE: Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

NOTICE: The signature to this Assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

EXCHANGE NOTICE

To exchange this Note as provided in the Indenture, check the box:  ☐

To exchange only part of this Note, state the principal amount to be exchanged (must be $1,000 or an integral multiple of $1,000):  $                        .

If, in the event the Issuer delivers Net Shares and you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Note)

(1)Signature guaranteed by:

By:

(1)           Signature must be guaranteed by an eligible Guarantor Institution (banks, stockbrokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.